EXHIBIT 99.1
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                       JOHN B. SANFILIPPO & SON, INC.
                                 NEWS RELEASE


COMPANY CONTACT:   Michael J. Valentine
                   Chief Financial Officer
                   847-871-6509


FOR IMMEDIATE RELEASE
FRIDAY DECEMBER 15, 2006


   John B. Sanfilippo & Son, Inc. Completes Restatement & Files
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     Amended Annual Report for Fiscal Year-Ended June 29, 2006
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Elk Grove Village, IL, December 15, 2006 -- John B. Sanfilippo &
Son, Inc. (Nasdaq: JBSS), a major processor and distributor of snack and baking nut products, announced today that the Company has filed with the Securities and Exchange Commission a Form 10-K/A amending its annual report Form 10-K for the fiscal year-ended on June 29, 2006.

The Company restated its annual 2006 financial statements to reclassify approximately $54 million of debt as short term and disclose the operating and liquidity matters which raise doubt as to the ability of the Company to continue as a going concern.
The Company also restated the annual 2006 financial statements to write-off goodwill, to record an income tax valuation allowance and to consolidate variable interest entities. As a result of the restatement, in total, the net loss increased $2.3 million to $16.7 million. There was no effect on previously reported operating cash flows.

Due to the decline in prices for almonds in 2006, the Company was not able to sell almonds at prices sufficient to cover its costs. As a result the Company was not profitable in 2006 and the first quarter of 2007, which triggered the violation of certain covenants of its bank loan. "While the financial statements indicate there is substantial doubt regarding our ability to continue as a going concern, this is primarily as a result of uncertainty with respect to our ability to comply with future loan covenant requirements due to poor financial results. We are very pleased with the continued high level of cooperation between
Sanfilippo and our lenders.   "We have chosen to work with our
existing lenders and seek future waivers as needed rather than seek alternative financing at this time, such as mortgage financing, as we believe the results should improve in future periods now that we are in a new crop cycle. As of the end of the first quarter of fiscal 2007, the Company also has more than $175 million of equity; debt to equity was 71%; and operating cash flow over the last four quarters ended September 28, 2006 was approximately $ 27.8 million," said Chief Executive Officer Jeffrey T. Sanfilippo.

"The past four quarters ended September 28, 2006 comprised a difficult operating year for the company, caused in large part by the decline in the market price for almonds after the crop was procured at historically high costs. We expect to meet our current capital requirements for the next 12 months, and have taken actions to alleviate some of the difficulties encountered
in 2006.   Prior to 2006, Sanfilippo had a consistent record as a
growing and profitable company, and we expect to get beyond our current difficulties," he added.

"As a company, we are proud that, despite the time and attention required by the restatement, we have successfully retained our focus on performance and remained fully committed to our customers. As a result of this situation, we are adjusting some of our practices to reduce our exposure to the fluctuating commodity prices for our nuts that hurt our business in 2006. We are also implementing more accurate projection models so that we can better predict our market outlook and opportunities," concluded Mr. Sanfilippo.

The Form 10-K/A also discloses that in the course of the restatement process, the Company management determined there were material weaknesses and the Company did not maintain effective controls to: (1) ensure the completeness and accuracy of information communicated within the organization on a timely basis, (2) properly assess impairment of goodwill in a complete and accurate manner; (3) properly account for lease transactions and (4) maintain a sufficient complement of accounting and finance personnel with an appropriate level of accounting knowledge, experience and training in the selection and application of generally accepted accounting principles commensurate with the Company's financial reporting requirements. These same weaknesses exist for the quarter ended September 28,
2006 as well.   The company has begun to implement its plan to
remediate these material weaknesses.

Due to the lengthy restatement process, Nasdaq sent the company a notice of de-listing because it did not file its first quarter report. Sanfilippo filed a hearing request with Nasdaq which has been granted and which delays the de-listing until the December 20, 2006 hearing date. The Company has filed its fiscal first quarter 2007 10-Q on Friday, December 15, 2006, and consequently the Company does not expect that its stock will be de-listed.

The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company continues to sustain losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company's products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company's nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company's ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company's facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company's ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers' supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health
Security and Bioterrorism Preparedness and Response Act; (xii) the Company's ability to do business in emerging markets; (xiii) the Company's ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company's voting securities, including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company's securities that they own; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The
Company also markets and distributes a diverse product line of other food and snack items.